Exhibit 4.5

FOURTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

BY AND BETWEEN

ADAGENE INC.

NON-INVESTOR SHAREHOLDERS

AND

INVESTORS NAMED HEREIN

DECEMBER 19, 2019

Table of Contents

1.	Definitions	2

1.1	Definitions	2
1.2	Other Defined Terms	7
1.3	Interpretation	7

2.	Restriction on Transfers; Rights of First Refusal and Co-Sale Rights	8

2.1	Restriction on Transfers	8
2.2	Rights of First Refusal	9
2.3	Right of Co-Sale	11
2.4	Non-Exercise of Rights	12
2.5	Limitations to Rights of First Refusal and Co-Sale	13
2.6	Legend	14

3.	Drag-Along Rights	14

4.	Miscellaneous	15

4.1	Termination	15
4.2	Further Assurances	15
4.3	Assignments and Transfers; No Third Party Beneficiaries	15
4.4	Governing Law	15
4.5	Dispute Resolution	16
4.6	Notices	16
4.7	Expenses	17
4.8	Rights Cumulative; Specific Performance	17
4.9	Severability	17
4.10	Amendments and Waivers	17
4.11	No Waiver	18
4.12	Delays or Omissions	18
4.13	No Presumption	18
4.14	Counterparts	18
4.15	Entire Agreement	18
4.16	Amendment and Restatement of Prior Agreement	19
4.17	Agreement Controlling	19
4.18	Aggregation of Shares	19
4.19	Use of English Language	19
4.20	Effective Date	19
4.21	“Market Stand-Off” Agreement	19
4.22	Additional Parties	20

SCHEDULE A – LIST OF NON-INVESTOR SHAREHOLDERS

SCHEDULE B – LIST OF INVESTORS

SCHEDULE C – LIST OF COMPETITORS

FOURTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO- SALE AGREEMENT

THIS FOURTH AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (this “Agreement”) is entered into on December 19, 2019, by and among:

1.                                      Adagene Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”),

2.                                      Each of the Persons named on Schedule A hereto (collectively, the “Non-Investor Shareholders”, and each a “Non-Investor Shareholder”), and

3.                                      each of the Persons listed in Schedule B attached hereto (collectively, the “Investors”, and each an “Investor”).

Each of the parties to this Agreement is referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition shall have the meanings set forth in the Restated Shareholders Agreement.

RECITALS

A.                                    The Company holds 100% of the issued and outstanding share capital of Adagene (Hong Kong) Limited (天演藥業(香港)有限公司), a company organized under the laws of Hong Kong (the “Holdco Subsidiary”), which holds an interest in 100% of the registered capital of Adagene (Suzhou) Limited (天演药业（苏州）有限公司), a company organized under the laws of the PRC (the “WFOE”). The Company also holds 100% issued and outstanding shares of Adagene Incorporated, a company organized under the laws of the State of Delaware (the “US Subsidiary”), which holds 100% issued and outstanding shares of ADAGENE AUSTRALIA PTY LTD, a company incorporated and organized under the laws of Australia (the “Australian Subsidiary”).

B.                                    Certain Investor has agreed to purchase from the Company certain Series C-3 Preferred Shares pursuant to that certain Share Purchase Agreement dated October 15, 2019 by and among the Company and such Investor (the “Share Purchase Agreement”).

C.                                    The Share Purchase Agreement provides that it is a condition precedent to the consummation of the transactions contemplated under the Share Purchase Agreement that the Parties enter into this Agreement.

D.                                    The Company, the Founder, and certain other parties entered into a Third Amended and Restated Right of First Refusal and Co-Sale Agreement on June 12, 2019 (the “Prior Agreement”), and the Parties hereof desire to enter into this Agreement to terminate, supersede and restate the Prior Agreement in its entirety.

E.                                     The Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                                      Definitions.

1.1                               Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them below:

“Affiliate” means, (i) with respect to a Person that is a natural person, such Person’s Relatives and any Person Controlled, directly or indirectly, by such Person or his/her Relatives, and (ii) with respect to a Person that is not a natural person, any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person, including, without limitation any member, managing member, general partner, limited partner, officer, employee, trustee or director of such Person or any trust for the benefit of any of the foregoing or any Affiliate of the foregoing and any venture capital fund now or hereafter existing which is Controlled by or under common Control with one or more general partners or shares the same management company with such Person. Notwithstanding the foregoing, the Parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group, (ii) entity primarily engaged in investment and trading in the secondary securities market; (iii) the ultimate beneficial owner of an Sequoia Entity (or its general partner or ultimate general partner) who is a natural Person, and such Person’s relatives (including but without limitation, such Person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law), (iv) any officer, director or employee of a Sequoia Entity (or its general partner or ultimate general partner) and such Person’s relatives, and (v) for the avoidance of doubt, any portfolio companies of any Sequoia Entity and portfolio companies of any affiliated investment fund or investment vehicle of any Sequoia Entity. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China that are exclusively managed by Sequoia Capital. For the avoidance of doubt, each of SCC Venture VI Holdco, Ltd. and Gopher Harvest Co-Investment Fund LP shall be deemed as an Affiliate of each other. For the avoidance of doubt, with respect to Asia Ventures II L.P. and F-Prime Capital Partners Healthcare Fund III LP, an Affiliate means (1) Eight Roads Holdings Limited (“ERHL”), a company incorporated in Bermuda, and any parent or subsidiary undertaking of, or entity under common control, with ERHL from time to time (ERHL and its subsidiary undertakings being the “ERHL Group”); (2) FIL Limited (“FIL”), a company incorporated in Bermuda, and any subsidiary undertaking of FIL from time to time (FIL and its subsidiary undertakings being the “FIL Group”); (3) FMR LLC (“FMR”), a Delaware corporation, and any subsidiary undertaking of FMR from time to time (FMR and its subsidiary undertakings being the “FMR Group”); (4) any director, officer, employee or shareholder of the ERHL Group, the FIL Group and/or the FMR Group or members of his family and any company, trust, partnership or other entity formed for his or any of their benefit from time to time (any or all of such individuals and entities being the “Closely Related Shareholders”); (5) any entity controlled by Closely Related Shareholders where control shall mean the power to direct the management and policies or appoint or remove members of the board of directors or other governing body of the entity, directly or indirectly, whether through the ownership of voting securities, contract or otherwise, and controlled shall be construed accordingly; (6) any affiliate of any member of the ERHL Group, the FIL Group and/or the FMR Group (where “affiliate”, for the purposes of this provision only, means (a) any entity controlled by any combination of any Closely Related Shareholders and, for purposes of this provision only, any member of the ERHL Group, the FIL Group and/or the FMR Group, and (b) the officers, partners and directors of any affiliate); and (7) any fund in which any member of the ERHL Group, the FIL Group and/or the FMR Group or any Closely Related Shareholder is a partner. For the avoidance of doubt, with respect to General Atlantic Singapore AI Pte. Ltd., “Affiliate” also includes (i) any direct or indirect shareholder of General Atlantic Singapore AI Pte. Ltd., (ii) any of such shareholder’s general partners, (iii) the fund manager managing such shareholder (and general partners, and officers thereof) and (iv) trusts controlled by or for the benefit of any natural person referred to in (ii) or (iii) above; provided that in no event shall any portfolio company owned, directly or indirectly, by investment funds managed by General Atlantic Service Company, L.P., be deemed an Affiliate of General Atlantic Singapore AI Pte. Ltd..

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, Singapore, the Cayman Islands or the United States.

“Board of Directors” means the board of directors of the Company.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Competitor” means each entity set forth in the list as attached hereto as Schedule C, which list may be updated by the Company no more than once every fiscal quarter as approved by the Board of Directors; provided, that none of the Sequoia Entities and their Affiliates (other than any portfolio companies controlled by the Sequoia Entities) shall be a Competitor.

“Control” or “control” of a given Person shall mean the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Deemed Liquidation Event” means any of the following events:

(1)                                 (A) any consolidation, amalgamation, scheme of arrangement or merger of a Group Company with or into any other Person or other reorganization in which the Members or shareholders of the Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than a majority of such Group Company’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or (B) any transaction or series of related transactions to which a Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred; or

(2)                                 a sale, transfer, lease or other disposition of all or substantially all of the assets or business of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company), or entering into a license granting exclusive rights for substantially all of a Group Company’s intellectual property in substantially all of the world;

provided that corporate activities taken solely for the purpose of achieving a Qualified IPO that has been duly approved in accordance with the Restated Shareholders Agreement and the Restated Memorandum and Articles shall not in any case be a “Deemed Liquidation Event.”

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“ESOP” means the Company’s Second Amended and Restated Share Incentive Plan (as amended) duly approved by the Board covering the grant or issuance of up to 11,391,131 Ordinary Shares (or options therefor) (as adjusted in connection with share splits or share consolidation, reclassification or other similar event) to employees, officers, directors, contractors, advisors or consultants of the Group Companies.

“Founder” means Peter Peizhi LUO.

“Governmental Authority” means any government of any nation or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, the Holdco Subsidiary, the WFOE, the US Subsidiary and the Australian Subsidiary, together with each Subsidiary of any of the foregoing, and “Group” refers to all of Group Companies collectively.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“IPO” means the first firm underwritten registered public offering by the Company of its Ordinary Shares pursuant to a Registration Statement that is filed with and declared effective by either the Commission under the Securities Act or another Governmental Authority for a public offering in a jurisdiction other than the United States.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any formally issued written interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Majority Investors” means the holders of a majority of the voting power of the outstanding Preferred Shares (voting together as a single class and on an as-converted basis) owned by the Investors.

“Ordinary Share Equivalents” means any Equity Security which is by its terms convertible into or exchangeable or exercisable for Ordinary Shares of the Company, including without limitation, the Preferred Shares.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.0001 per share.

“Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or governmental or regulatory authority or other enterprise or entity of any kind or nature.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“Preferred Shares” means the Series A Preferred Shares, Series B Preferred Shares and the Series C Preferred Shares.

“Qualified IPO” means the closing of a firm commitment underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in the United States pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, with an implied pre-offering market capitalization of the Company (based on the last pre-effectiveness pricing or low-end of the price range information contained in the final draft of such registration statement filed with the Commission) of no less than six hundred and fifty million US Dollars (US$650,000,000) and an aggregate gross proceeds of no less than US$75 million, before deduction of underwriting discounts and registration expenses, or in an underwritten public offering of the Ordinary Shares of the Company (or depositary receipts or depositary shares therefor) in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange approved by the Majority Investors, voting as a single class, so long as such offering satisfies the foregoing pre-offering valuation and gross proceeds requirements.

“Restated Memorandum and Articles” means the Sixth Amended and Restated Memorandum of Association of the Company and the Sixth Amended and Restated Articles of Association of the Company, as each may be amended and/or restated from time to time.

“Restated Shareholders Agreement” means the Fifth Amended and Restated Shareholders Agreement entered into by and among the Company, the Founder, the Investors and any other parties thereto dated the date hereof, as amended from time to time.

“Series A Preferred Shares” means, collectively, the Series A-1 Preferred Shares and the Series A-2 Preferred Shares.

“Series A-1 Preferred Shares” means the Series A-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series A-2 Preferred Shares” means the Series A-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series B Preferred Shares” means the Series B Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series C Preferred Shares” means, collectively, the Series C-1 Preferred Shares, the Series C-2 Preferred Shares and the Series C-3 Preferred Shares.

“Series C-1 Preferred Shares” means the Series C-1 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series C-2 Preferred Shares” means the Series C-2 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series C-3 Preferred Shares” means the Series C-3 Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth in the Restated Memorandum and Articles.

“Series C-3 Shareholder” means General Atlantic Singapore AI Pte. Ltd. and any Affiliate thereof that holds any Series C-3 Preferred Shares.

“Shareholder” means each Party to this Agreement that owns Shares.

“Shares” means the Ordinary Shares and the Preferred Shares.

“Subsidiary” means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

1.2                               Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Agreement	Preamble
Arbitration Notice	Section 4.5(i)
Australian Subsidiary	Recitals
Company	Preamble
Co-Sale Notice	Section 2.3(i)
Dispute	Section 4.5(i)
Drag Holder	Section 3
Exercising Notice	Section 2.2(ii)(a)
Exercising Investor	Section 2.2(ii)(a)
HKIAC	Section 4.5(ii)
HKIAC Rules	Section 4.5(ii)
Holdco Subsidiary	Recitals
Holding Company	Section 2.1(v)
Investors	Preamble
Non-Investor Shareholders	Preamble
Offered Shares	Section 2.2(i)
Option Period	Section 2.2(ii)(a)
Other Restriction Agreements	Section 2.1(vi)
Party(ies)	Preamble
Permitted Transferee(s)	Section 2.5
Prior Agreement	Recitals
Pro Rata Share	Section 2.2(ii)(b)
Proposed JSR Exit	Section 2.1(iii)
Remaining Shares	Section 2.2(ii)(a)
Selling Shareholder	Section 2.3(i)
Share Purchase Agreement	Recitals
Transfer	Section 2.1(i)
Transferor	Section 2.2(i)
Transfer Notice	Section 2.2(i)
US Subsidiary	Recitals
WFOE	Recitals

1.3                               Interpretation. For all purposes of this Agreement, except as otherwise expressly herein provided, (i) the terms defined in this Section 1 shall have the meanings assigned to them in this Section 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned under the Accounting Standards (as defined in the Restated Shareholders Agreement), (iii) all references in this Agreement to designated Sections and other subdivisions are to the designated Sections and other subdivisions of the body of this Agreement, (iv) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, (v) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (vi) all references in this Agreement to designated Schedules, Exhibits and Appendices are to the Schedules, Exhibits and Appendices attached to this Agreement, (vii) references to this Agreement, and any other document shall be construed as references to such document as the same may be amended, supplemented or novated from time to time, (viii) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive, (ix) the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning, (x) the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Restated Memorandum and Articles, (xi) the headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement, (xii) references to laws include any such law modifying, re-enacting, extending or made pursuant to the same or which is modified, re-enacted, or extended by the same or pursuant to which the same is made, and (xiii) all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies).

2.                                      Restriction on Transfers; Rights of First Refusal and Co-Sale Rights.

2.1                               Restriction on Transfers.

(i)                                     Non-Investor Shareholders. A Non-Investor Shareholder shall not directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way or otherwise grant any interest or right with respect to (“Transfer”) all or any part of any interest in any Equity Securities of the Company now or hereafter owned or held by such Non-Investor Shareholder unless Sections 2.2, 2.3 and 2.4 are complied with.

(ii)                                  Investors. For the avoidance of doubt, an Investor may freely Transfer any Equity Securities of the Company now or hereafter owned or held by it without limitation; provided that:

(a)                                 such Transfer is effected in compliance with all applicable Laws;

(b)                                 the transferee shall execute and deliver to the Company and other parties thereto a deed of adherence or joinder becoming a party to the Restated Shareholders Agreement and this Agreement as an “Investor” (if not already so bound) upon and after such Transfer; and

(c)                                  with respect to the transfer by an Investor of any Preferred Share and if such transferee shall be a Competitor of the Company or other Group Companies, such transfer shall be approved by at least five (5) directors of the Company.

The Company will update its register of members upon the consummation of any such permitted Transfer.

(iii)                               Transfer by JSR Limited. In the event that JSR Limited intends to transfer (the “Proposed JSR Exit”) all of its Shares by reason of the expiration of the operation term of Shanghai Jinsha River Equity Investment Enterprise (Limited Partnership), JSR Limited shall notify the Company in writing of such intent. The Company shall use commercially reasonable efforts to assist JSR Limited to accomplish the Proposed JSR Exit in the next equity financing of the Company to the extent such assistance does not adversely impact the Company’s ability to complete such equity financing in a manner satisfactory to the Company. Notwithstanding the foregoing, nothing in this Section 2.1(iii) shall be construed to impose any obligation on the Company to guarantee the completion of the Proposed JSR Exit.

(iv)                              Prohibited Transfers Void. Any Transfer of Equity Securities of the Company not made in compliance with this Agreement shall be null and void as against the Company, shall not be recorded on the books of the Company and shall not be recognized by the Company or any other Party.

(v)                                 No Indirect Transfers. Each Non-Investor Shareholder agrees not to circumvent or otherwise avoid the transfer restrictions or intent thereof set forth in this Agreement or any Other Restriction Agreements, whether by holding the Equity Securities of the Company indirectly through another Person or by causing or effecting, directly or indirectly, the Transfer or issuance of any Equity Securities by any such Person, or otherwise. Any purported Transfer, sale or issuance of any Equity Securities of any company held by a Non-Investor Shareholder holding Shares in the Company (the “Holding Company”) in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and no Party (including without limitation, the Non-Investor Shareholder or Holding Company) shall recognize any such Transfer, sale or issuance.

(vi)                              Cumulative Restrictions. For purposes of clarity, the restrictions on Transfer set forth in this Agreement on a Party are cumulative with, and in addition to, the restrictions set forth in each other agreement imposing restrictions on Transfer by such Person of Equity Securities of the Company (collectively, the “Other Restriction Agreements”), including the Restated Shareholders Agreement, and not in lieu thereof.

2.2                               Rights of First Refusal.

(i)                                     Transfer Notice. If a Non-Investor Shareholder (each a “Transferor”) proposes to sell any Equity Securities of the Company or any interest therein to one or more third parties, then the Transferor shall give (i) the Company and (ii) each Investor, written notice of the Transferor’s intention to make the sale (the “Transfer Notice”), which shall include (i) a description of the Equity Securities to be sold (the “Offered Shares”), (ii) the identity and address of the prospective transferee and (iii) the consideration and the material terms and conditions upon which the proposed sale is to be made. The Transfer Notice shall certify that the Transferor has received a definitive offer from the prospective transferee and in good faith believes a binding agreement for the sale is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(ii)                                  Transfer by Transferors.

(a)                                 if a Transferor proposes to sell any Equity Securities of the Company or any interest therein to one or more third parties, each Investor other than the Transferor shall have an option for a period of fifteen (15) days following receipt of the Transfer Notice (the “Option Period”) to apply to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in a written notice (the “Exercising Notice”) before the expiration of the Option Period which shall specify the number of such Offered Shares that it wishes to purchase. Each Investor delivering such Exercising Notice within the Option Period (the “Exercising Investor”) shall be entitled to purchase its Pro Rata Share of the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. If any Investor fails to deliver an Exercising Notice within the Option Period, such unexercised Pro Rata Share of the Offered Shares (the “Remaining Shares”) shall be allocated among the Exercising Investors that applied for more than their respective Pro Rata Share of the Offered Shares up to their respective Pro Rata Share of the Remaining Shares.

(b)                                 For the purposes of this Section 2.2(ii), an Investor’s “Pro Rata Share” of such Offered Shares shall be equal to (i) the total number of such Offered Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Investor on the date of the Transfer Notice (including all Preferred Shares held by such Investor on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) held by all Investors; and an Exercising Investor’s “Pro Rata Share” of the Remaining Shares shall be equal to (i) the total number of such Remaining Shares, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Exercising Investor on the date of the Transfer Notice (including all Preferred Shares held by such Investor on an as-converted to Ordinary Share basis) and the denominator of which shall be the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) held by all Exercising Investors.

(c)                                  Subject to applicable securities Laws, each Investor shall be entitled to apportion Offered Shares to be purchased among its Affiliates, provided that such Investor notifies the Company and the Transferor in writing and such Affiliates shall execute and deliver to the Company and the other parties thereto a deed of adherence or joinder becoming a party to the Restated Shareholders Agreement as an “Investor” (if not already so bound) upon and after such sale.

(iii)                               Procedure. If any Investor gives the Transferor notice that it or he desires to purchase Offered Shares, then payment for the Offered Shares to be purchased shall be made by check (if agreeable to the Transferor), or by wire transfer in immediately available funds of the appropriate currency, against delivery of such Offered Shares to be purchased, at a place agreed to by the Transferor and all the Exercising Investors and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the fortieth (40th) day after the Company’s receipt of the Transfer Notice, unless such notice contemplated a later closing date with the prospective third party transferee, or unless the value of the purchase price has not yet been established pursuant to Section 2.2(iv), in which case the closing shall be on such later date or as provided in Section 2.2(iv)(d). The Transferor shall have the right to terminate or withdraw any Transfer Notice and any intent to transfer Offered Shares at any time, whether or not any Investor has elected to purchase any Offered Shares offered hereby. The Company will update its register of members upon the consummation of any such sale.

(iv)                              Valuation of Property.

(a)                                 Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Investors (if any of the Investors exercised its right of first refusal above), shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property.

(b)                                 If the Transferor and the Exercising Investors holding a majority of the Offered Shares elected to be purchased by all Exercising Investors cannot agree on such cash value within the Option Period or the Investor’s Option Period, as applicable, the valuation shall be made by an appraiser of internationally recognized standing mutually selected by the Transferor and all the Exercising Investors or, if they cannot agree on an appraiser within the Option Period, then the Transferor or any Exercising Investor may request the HKIAC council to designate an appraiser of internationally recognized standing, whose appraisal shall be determinative of such value and shall be final and binding on the Transferor and the Exercising Investors.

(c)                                  The cost of such appraisal (and the cost, if any, of securing the appointment thereof by the HKIAC council) shall be shared equally by the Transferor, on the one hand, and the Exercising Investors pro rata based on the number of Offered Shares each Exercising Investor is purchasing, on the other hand.

(d)                                 If the value of the purchase price offered by the prospective transferee is not determined within forty (40) days following the Company’s receipt of the Transfer Notice from the Transferor, the closing of the purchase of Offered Shares by the Exercising Investors shall be held on or prior to the fifth (5th) Business Day after such valuation shall have been made pursuant to this Section 2.2(iv).

2.3                               Right of Co-Sale.

(i)                                     To the extent the Investors do not exercise their respective rights of first refusal under Section 2.2 as to all or any of the Offered Shares proposed to be sold by the Transferor to the third party transferee identified in the Transfer Notice, the Transferor shall give notice thereof to each Investor not exercising any right of first refusal pursuant to Section 2.2 (the “Co-Sale Notice”) (specifying in such Co-Sale Notice the number of remaining Offered Shares as well as the number of Ordinary Shares that such Investor would be eligible to include in such sale pursuant to its co-sale right hereunder), and each such Investor shall have the right to participate in such sale, to the third party transferee identified in the Transfer Notice, of the remaining Offered Shares not purchased pursuant to Section 2.2, on the same terms and conditions as specified in the Transfer Notice (but in no event less favorable than the terms and conditions offered to the Transferor) (and for the same consideration on an as converted to ordinary share basis) by notifying the Transferor in writing within fifteen (15) days following the date of the Co-Sale Notice (each such electing Investor, a “Selling Shareholder”). Such Selling Shareholder’s notice to the Transferor shall indicate the number of Equity Securities the Selling Shareholder wishes to sell under its right to participate. To the extent one or more Investors exercise such right of participation in accordance with the terms and conditions set forth below, the number of Offered Shares that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(ii)                                  The total number of Equity Securities that each Selling Shareholder may elect to sell shall be equal to the product of (i) the aggregate number of the remaining Offered Shares being transferred to the third party transferee identified in the Transfer Notice after giving effect to the exercise of all rights of first refusal pursuant to Section 2.2 hereof, multiplied by (ii) a fraction, the numerator of which is the number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) owned by such Selling Shareholder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (including Preferred Shares on an as-converted to Ordinary Share basis) held by the Selling Shareholders and the Transferor.

(iii)                               Each Selling Shareholder shall effect its participation in the sale by promptly delivering to the Transferor for transfer to the prospective purchaser, before the applicable closing, one or more certificates, properly endorsed for transfer, which represent the type and number of Equity Securities which such Selling Shareholder elects to sell; provided, however that if the prospective third party purchaser objects to the delivery of Ordinary Share Equivalents in lieu of Ordinary Shares, such Selling Shareholder shall only deliver Ordinary Shares (and therefore shall convert any such Ordinary Share Equivalents into Ordinary Shares) and certificates corresponding to such Ordinary Shares, and the Company shall effect any such conversion concurrent with the actual transfer of such shares to the purchaser and contingent on such transfer.

(iv)                              The share certificate or certificates that a Selling Shareholder delivers to the Transferor pursuant to this Section 2.3 shall be transferred to the prospective purchaser in consummation of the sale of the Equity Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit to such Selling Shareholder that portion of the sale proceeds to which such Selling Shareholder is entitled by reason of its participation in such sale. The Company will update its register of members upon the consummation of any such transfer.

(v)                                 To the extent that any prospective purchaser prohibits the participation by a Selling Shareholder exercising its co-sale rights hereunder in a proposed Transfer or otherwise refuses to purchase shares or other securities from a Selling Shareholder exercising its co-sale rights hereunder, the Transferor shall not sell to such prospective purchaser any Equity Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Selling Shareholder such shares or other securities that such Selling Shareholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

2.4                               Non-Exercise of Rights.

(i)                                     If the Investors do not elect to purchase all of the Offered Shares in accordance with Section 2.2, then, subject to the right of the Investors to exercise their rights to participate in the sale of Offered Shares within the time periods specified in Section 2.3, the Transferor shall have a period of ninety (90) days from the expiration of the Option Period in which to sell the remaining Offered Shares to the third party transferee identified in the Transfer Notice upon terms and conditions (including the purchase price) no more favorable to the purchaser than those specified in the Transfer Notice, so long as any such sale is effected in accordance with all applicable Laws. The Parties agree that each such transferee, prior to and as a condition to the consummation of any sale, shall execute and deliver to the Company and the other parties thereto a deed of adherence or joinder becoming a party to this Agreement as a Non-Investor Shareholder (if not already so bound) in connection with the Offered Shares, and the transfer shall not be effective and shall not be recognized by any Party until such documents and instruments are so executed and delivered.

(ii)                                  In the event the Transferor does not consummate the sale of such Offered Shares to the third party transferee identified in the Transfer Notice within ninety (90) day period, the rights of the Investors under Section 2.2 and Section 2.3 shall be re-invoked and shall be applicable to each subsequent disposition of such Offered Shares by the Transferor until such rights lapse in accordance with the terms of this Agreement.

(iii)                               The exercise or non-exercise of the rights of the Investor under this Section 2 to purchase Equity Securities from a Transferor or participate in the sale of Equity Securities by a Transferor shall not adversely affect their rights to make subsequent purchases from the Transferor of Equity Securities or subsequently participate in sales of Equity Securities by the Transferor hereunder.

2.5                               Limitations to Rights of First Refusal and Co-Sale.

Subject to the requirements of applicable Law, the restrictions under Section 2.1 and the right of first refusal and right of co-sale of the Investor under Sections 2.2 and 2.3 shall not apply to:

(a)                  any sale of Equity Securities of the Company to the public pursuant to a Qualified IPO,

(b)                  Transfer of any Equity Securities of the Company now or hereafter held by a Transferor to such Transferor’s parents, children, spouse, lineal descendants, or to a trustee, executor, or other fiduciary for the benefit of such Transferor or such Transferor’s parents, children, spouse for bona fide estate planning purposes, provided that such Transfer will not result in the occurrence of any Deemed Liquidation Event,

(c)                   Transfer of any Equity Securities of the Company now or hereafter held by a Transferor to its Affiliates,

(d)                    any sale of Equity Securities of the Company now or hereafter held by the Transferor in a Deemed Liquidation Event duly approved by the Board of Directors and the Members in accordance with the Restated Shareholders Agreement and the Restated Memorandum and Articles,

(e)                   to a repurchase of Shares to be transferred from a Non-Investor Shareholder by the Company at a price no greater than that originally paid by such Non-Investor Shareholder for such Shares to be transferred and pursuant to an agreement setting forth vesting and/or repurchase provisions duly approved by the Board of Directors, and

(f)                    to the purchase of Shares to be transferred from a Non-Investor Shareholder by the Company pursuant to an agreement entered into as duly approved by Board of Directors containing a right of first refusal in favor of the Company, provided that (x) any such agreement entered into prior to the date of this Agreement shall have been disclosed to the Investors in writing and (y) any such agreement entered into after the date of this Agreement shall have been duly approved by the Board of Directors,

(each such transferee pursuant to clauses (b), (c) and (d) above, a “Permitted Transferee”, and collectively, the “Permitted Transferees”); provided, that (i) such Transfer is effected in compliance with all applicable Laws, (ii) respecting any transfer pursuant to clause (b) above, the Transferor has provided the Majority Investors reasonable evidence of the bona fide estate planning purposes for such transfer, and (iii) each such Permitted Transferee, prior to the completion of the Transfer, shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto assuming the obligations of such Transferor under this Agreement and the applicable Other Restriction Agreements as a Transferor, with respect to the transferred Equity Securities; provided further, that the Transferor shall remain liable for any breach by such Permitted Transferee of any provision under this Agreement and the applicable Other Restriction Agreements.

2.6                               Legend.

Each certificate representing Offered Shares held by the Non-Investor Shareholder or issued to any Permitted Transferee in connection with a transfer permitted by Section 2.5 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO- SALE AGREEMENT BY AND AMONG THE SHAREHOLDER, THE COMPANY AND CERTAIN OTHER HOLDERS OF SHARES OF THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE REGISTERED OFFICE OF THE COMPANY.

Each Non-Investor Shareholder agrees that the Company may instruct its transfer agent (if any) to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 2 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

3.                                      Drag-Along Rights.

If (i) the holders of a majority of the voting power of the then outstanding Ordinary Shares and (ii) the Majority Investors (the “Drag Holders”) approve in writing a proposed Deemed Liquidation Event which implies a valuation of the Company of no less than US$650 million, then the Company shall promptly notify each other Shareholder in writing of such approval and the material terms and conditions of such proposed Deemed Liquidation Event, whereupon each such Shareholder shall, in accordance with instructions received from the Company, (i) vote all of such Shareholder’s voting Equity Securities of the Company in favor of the Deemed Liquidation Event; (ii) otherwise consent in writing to the Deemed Liquidation Event; and (iii) sell or transfer all of its Equity Securities or the same percentage of its Equity Securities of the Company as the Drag Holders sell on the same terms and conditions as were agreed to by the Drag Holders; provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of Equity Securities of the Company in accordance with their relative liquidation preferences as set forth in the Restated Memorandum and Articles. Each Shareholder furthermore agrees to make other customary covenants on a several but not joint and several basis and take all necessary actions in connection with the consummation of such Deemed Liquidation Event and to effect the sale and transfer under this Section 3 as reasonably requested by the Drag Holders, provided that it shall be liable only up to the net proceeds paid to such Shareholder in connection with such Deemed Liquidation Event. Without limiting the foregoing sentence, no Shareholder who is not an employee, officer, the Founder or Controlling Shareholder of a Group Company shall be required to make any representations or warranties other than with respect to itself (including without limitation due authorization, title to shares, enforceability of applicable agreements, and similar representations and warranties), and shall not be liable for the breach of any representation, warranty or covenant made by any other Person in connection with such Deemed Liquidation Event (except to the extent that (A) a Shareholder may be liable, pro rata based on its share ownership and total amount of consideration in respect thereof in such Deemed Liquidation Event in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Deemed Liquidation Event, to cover breach of representations and warranties of the Company and (B) funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any of identical representations, warranties and covenants provided by all Shareholders with respect to the Company)

4.                                      Miscellaneous.

4.1                               Termination.

This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (i) the closing of a Qualified IPO or a liquidation, winding up or dissolution of the Company, or (ii) the closing of a Deemed Liquidation Event. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. Subject to Section 2.5, the Section 2.1(ii)(c) hereof shall terminate with respect to any shareholder of Preferred Shares when such shareholder holds less than 0.5% of outstanding Ordinary Shares of the Company on a fully diluted and as converted to Ordinary Shares basis (including all Preferred Shares held by such Investor on an as-converted to Ordinary Share basis). If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

4.2                               Further Assurances.

Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties hereto in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

4.3                               Assignments and Transfers; No Third Party Beneficiaries.

Except as otherwise provided herein, this Agreement and the rights and obligations of the Parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party. The Parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong), by any Person who is not a party to this Agreement. The rights of any Investor hereunder are assignable (together with the related obligations) to a third party in connection with the transfer of Equity Securities of the Company held by such Investor in accordance with this Agreement. Any such transferee shall execute and deliver to the Company a deed of adherence or joinder becoming a party hereto as an “Investor” subject to the terms and conditions hereof (if not already so bound). Except as provided above or as otherwise specifically provided herein, this Agreement and the rights and obligations of each Party hereunder shall not be assigned without the mutual written consent of the other Parties except as expressly provided herein.

4.4                               Governing Law.

This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of Hong Kong, without regard to the conflicts of law provisions of Hong Kong or of any other state.

4.5                               Dispute Resolution.

(i)                                     Any dispute, controversy, difference or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.

(ii)                                  The Dispute shall be settled by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted. There shall be three (3) arbitrators. The HKIAC council shall select the arbitrators, who shall be qualified to practice law in Hong Kong.

(iii)                               The arbitral proceedings shall be conducted in English.

(iv)                              The costs of arbitration shall be borne by the losing party, unless otherwise determined by the arbitral tribunal.

(v)                                 The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(vi)                              The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(vii)                           Any Party to the Dispute shall be entitled to seek interim measures of protection and emergency relief, if possible, from any court of competent jurisdiction in accordance with the applicable Laws of that jurisdiction.

(viii)                        When any Dispute occurs and when any Dispute is under arbitration, except for the matters in Dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

4.6                               Notices.

Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown on Schedule B attached to the Restated Shareholders Agreement (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 4.6). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally- recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

4.7                               Expenses.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

4.8                               Rights Cumulative; Specific Performance.

Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at Law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

4.9                               Severability.

In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

4.10                        Amendments and Waivers.

Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) the Company; (ii) the Majority Investors; and (iii) Persons holding at least a majority of the Ordinary Shares held by the Parties hereto; provided, however, that (1) no amendment or waiver shall be effective or enforceable in respect of a holder of any class or series of Shares if such amendment or waiver affects such holder materially and adversely differently from the other holders of the same class or series of Shares unless such holder consents in writing to such amendment or waiver, (2) any provision that specifically and expressly gives a right to a named Investor shall not be amended or waived without the prior written consent of such named Investor, and (3) any amendment that imposes any additional obligation or restriction on the Series C-3 Shareholder, regardless of whether as a named Investor or by virtue of its holding of Shares in the Company, shall require the written consent of the Series C-3 Shareholder. Notwithstanding the foregoing, any Party hereunder may waive any of its/his rights hereunder without obtaining the consent of any other Parties. Any amendment or waiver effected in accordance with this Section shall be binding upon all the Parties hereto.

4.11                        No Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

4.12                        Delays or Omissions.

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

4.13                        No Presumption.

The Parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

4.14                        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.15                        Entire Agreement.

This Agreement together with the other instruments and agreements referenced herein constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. For the avoidance of doubt, the Parties hereby agree and acknowledge that the Founder is subject to further, additional restrictions under the terms of the Other Restriction Agreements.

4.16                        Amendment and Restatement of Prior Agreement.

By entering into this Agreement, each holder of the Shares agrees that the Prior Agreement shall be terminated with immediate effect and replaced by this Agreement. In addition, all consents and approvals, as may be required for the purpose of entering into and/or the implementation of this Agreement and all transactions contemplated thereunder, from each or any of the holder of Ordinary Shares, Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares, to the extent applicable, under the Memorandum and Articles or any other agreement to which any of them are parties to and/or bound by such agreement are deemed to have been obtained and/or waived by the same.

4.17                        Agreement Controlling.

In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of any of the Charter Documents for any of the Group Companies, or in the event of any dispute related to any such Charter Document, the terms of this Agreement shall prevail in all respects, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of such Charter Documents, and the Parties hereto shall exercise all voting and other rights and powers (including to procure any required alteration to such Charter Documents to resolve such conflict or inconsistency) to make the provisions of this Agreement effective, and not to take any actions that impair any provisions in this Agreement.

4.18                        Aggregation of Shares.

All Shares held or acquired by any Affiliates shall be aggregated together for the purpose of determining the availability of any rights of the Investors under this Agreement.

4.19                        Use of English Language.

This Agreement has been executed and delivered in the English language. Any translation of this Agreement into another language shall have no interpretive effect. All documents or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language or, if any such document or notice is not in the English language, accompanied by an English translation thereof, and the English language version of any such document or notice shall control for purposes thereof.

4.20                        Effective Date.

This Agreement shall only take effect and become binding on and enforceable against the Parties subject to and upon the Closing as defined in the Share Purchase Agreement.

4.21                        “Market Stand-Off” Agreement.

Each Non-Investor Shareholder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus, (i) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company owned immediately prior to the date of the final prospectus relating to the IPO (other than those included in such offering), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such Equity Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (x) the forgoing provisions of this Section shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, (y) this Section shall not apply to a Non-Investor Shareholder to the extent that any other Person subject to substantially similar restrictions is released in whole or in part, and (z) the lockup agreements shall permit a Non- Investor Shareholder to transfer his/her Registrable Securities to his/her Permitted Transferees so long as the transferees enter into the same lockup agreement. The Non-Investor Shareholders agree to execute and deliver to the underwriters a lock-up agreement containing substantially similar terms and conditions as those contained herein. In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop- transfer instructions with respect to the Equity Securities held by the Non-Investor Shareholders until the end of such period.

4.22                        Additional Parties.

Except for the ESOP reserved by the Company, the Company hereby covenants and agrees that it shall not issue any Equity Securities to any Person other than the Investors unless such Person as a condition precedent to the issuance of such Equity Securities to such Person executes and delivers to the Company a deed of adherence or joinder whereby such Person shall become a “Non-Investor Shareholder” party to this Agreement and thereafter such Person shall be deemed a Non-Investor Shareholder for all purposes of this Agreement and the Company shall amend Schedule A hereto to include information with regard to such Person and deliver such updated schedule to each of the parties hereto. The provisions of this Section 4.22 may be waived with respect to any particular issuance of Equity Securities only with the prior written consent of the Majority Investors.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

COMPANY:

Adagene Inc.

By:	/s/ Peter Peizhi Luo
Name:	Peter Peizhi Luo
Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

NON-INVESTOR SHAREHOLDER AND INVESTOR (solely in his capacity as the holder of Series A-l Preferred Shares):

/s/ Peter Peizhi Luo
Peter Peizhi Luo

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

NON-INVESTOR SHAREHOLDER AND INVESTOR (solely in his capacity as the holder of Series A-l Preferred Shares):

/s/ Ge Li
Ge Li

[Adegene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

ASIA VENTURES II L.P.
By: Asia Partners II, L.P., its General Partner
By: Eight Roads GP. as General Partner

By:	/s/ Matthew Heath
Name:	Matthew Heath
Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:
F-Prime Capital Partners Healthcare Fund III LP
By: F-Prime Capital Partners Healthcare Advisors Fund III LP, its sole General Partner
By: Impresa Management LLC, its sole General Partner

	By:	/s/ Mary Bevelock Pendergast
	Name	Mary Bevelock Pendergast
	Title:	Vice President

Address:
F-Prime Capital Partners Healthcare Fund III LP
c/o F-Prime Capital Partners
One Main Street, 13th Floor
Cambridge, MA 02142

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

WUXI PHARMATECH HEALTHCARE FUND I L.P.
By WuXi PharmaTech Fund I General Partner L.P., its general partner
By WuXi PharmaTech Investments (Cayman) Inc., its general partner

	By:	/s/ Edward Hu
	Name:	Edward Hu
	Title:	CFO / Authorized Signatory

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

JSR LIMITED

	By:	/s/ Dongmei Ji
	Name:	Dongmei Ji
	Title:	Authorized Signatory

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

New World TMT Limited

	By:	/s/ Wong Chi Chiu Albert
	Name:	Wong Chi Chiu Albert
	Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

SCC Venture VI Holdco, Ltd.

	By:	/s/ Ip Siu Wai Eva
	Name:	Ip Siu Wai Eva
	Title:	Authorized Signatory

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Gopher Harvest Co-Investment Fund LP

	By:	/s/ Yin Zhe
	Name:	Yin Zhe
	Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

AVICT GLOBAL HOLDINGS LIMITED

For and on behalf of AVICT Global Holdings Limited

	By:	/s/ Jing Xiong
	Name:	Jing Xiong
	Title:	Authorized Signatory

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

KING STAR MED LP

	By:	/s/ Xianghong Lin
	Name:	Xianghong Lin
	Title:	Authorized Signatory

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Chief Strategic International Limited

	By:	/s/ Fu Chi Kong
	Name:	Fu Chi Kong
	Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Mega Prime Development Limited

	By:	/s/ Wang Jianping
	Name:	Wang Jianping
	Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Modest Champion Limited

	By:	/s/ Lin Lei /s/ Xie Jia
	Name:	Lin Lei, Xie Jia
	Title:	Authorized Signatories

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

Poly Platinum Enterprises Limited

	By:	/s/ Yuezhong Li
Name:
Title:

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement on the date and year first above written.

INVESTORS:

GENERAL ATLANTIC SINGAPORE AI PTE. LTD.

	By:	/s/ Ong Yu Huat
	Name:	Ong Yu Huat
	Title:	Director

[Adagene Inc. — Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Signature Page]

SCHEDULE A

LIST OF NON-INVESTOR SHAREHOLDERS

Passport Number / Place of
Name	Incorporation
Peter Peizhi Luo	[***]
Ge Li	[***]

Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Schedule A

SCHEDULE B

LIST OF INVESTORS

Asia Ventures II L.P.

F-Prime Capital Partners Healthcare Fund III LP

Wuxi Pharmatech Healthcare Fund I L.P.

JSR Limited

New World TMT Limited

Ge LI (solely in his capacity as the shareholder of Series A-1 Preferred Shares)

Peter Peizhi LUO (solely in his capacity as the shareholder of Series A-1 Preferred Shares)

SCC Venture VI Holdco, Ltd.

Gopher Harvest Co-Investment Fund LP

AVICT GLOBAL HOLDINGS LIMITED

King Star Med LP

Chief Strategic International Limited

Mega Prime Development Limited

Modest Champion Limited

Poly Platinum Enterprises Limited

General Atlantic Singapore AI Pte. Ltd.

Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Schedule B

SCHEDULE C

LIST OF COMPETITORS

Fourth Amended and Restated Right of First Refusal & Co-Sale Agreement — Schedule C